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                                                                   EXHIBIT 99




FOR IMMEDIATE RELEASE                      Contact: Mary A. Chaput
---------------------                               Executive Vice President and
                                                    Chief Financial Officer
                                                    (615) 665-1122


                AMERICAN HEALTHWAYS ENGAGES ERNST & YOUNG AS ITS
                      INDEPENDENT AUDITORS FOR FISCAL 2003

         NASHVILLE, Tenn. (December 2, 2002) - American Healthways, Inc. (Nasdaq: AMHC) today announced that it has engaged Ernst & Young LLP as its independent auditors for fiscal 2003, which ends August 31, 2003, replacing Deloitte and Touche LLP. This appointment was approved by the Company's Audit Committee.

         Commenting on the announcement, William C. O'Neil Jr., Chairman of the Audit Committee for American Healthways, said, "American Healthways appreciates the many years of dedicated service provided by Deloitte and Touche, including its work on our audit for fiscal 2002."

         American Healthways is the nation's leading and largest provider of specialized, comprehensive care enhancement services to hospitals, physicians and health plans. In addition, American Healthways is the only company in its industry whose programs are designed to meaningfully address the needs of 100% of its customer populations. The clinical excellence of the Company's programs have been reviewed and approved by Johns Hopkins, and their quality has been recognized by the National Committee on Quality Assurance, the Joint Commission on Accreditation of Health Care Organizations, and the American Accreditation Healthcare Commission, the first and only care enhancement provider in the nation to be accredited or certified by all three organizations. American Healthways contracts to provide disease and care management programs to health plans with members in all 50 states, the District of Columbia and Puerto Rico. The Company also operates diabetes management programs in nearly 80 hospitals nationwide. Further information about American Healthways and its programs can be found at www.americanhealthways.com.



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